                                                                   Exhibit 99(a)



Press Contacts:   Greg Reaves              Investor Contact:   Laura Jordan
                  (908) 423-6022                               (908) 423-5185

                  Gwen Fisher
                  (908) 423-6154

          MERCK ANNOUNCES THIRD-QUARTER EARNINGS PER SHARE OF 84 CENTS

- Five Key Products Achieve Sales Growth of 30%, Driving Merck's Human Health Sales

- Merckmedco.com Becomes World's First Internet Pharmacy to Reach $1 Billion in Cumulative Sales

- Merck Breaks Ground for Boston Laboratory, Continues Focus on Cutting-Edge Science


WHITEHOUSE STATION, N.J., Oct. 18, 2001 - Merck & Co., Inc. today announced that earnings per share for the third quarter of 2001 were $0.84, an increase of 8% over the third quarter of 2000. Third quarter net income grew 6% to $1,948.2 million. Sales grew 13% to $11.9 billion for the quarter.

         For the first nine months, earnings per share were $2.33, an increase of 8% over the first nine months of 2000. Net income grew 7% to $5,420.9 million over the same period. Sales grew 22% for the first nine months of 2001 to $35.2 billion.

         Merck's five key growth drivers - ZOCOR, VIOXX, COZAAR and HYZAAR*, FOSAMAX and SINGULAIR - had increased sales of 30% for the third quarter, driving Merck's human health sales performance. Overall, Merck's human health sales grew 6% for the third quarter and first nine months of 2001. Excluding the unfavorable effect of three percentage points from foreign exchange, the company's human health sales grew by 9% for both the third quarter and nine months. Sales outside of the United States accounted for 36% of the company's human health sales growth for the nine-month period. The company's overall sales growth also benefited from the Merck-Medco business, which increased 19% for the quarter.

         "Our five key growth drivers, which had increased sales of nearly 30% over the first nine months of 2000 and now account for two-thirds of Merck's worldwide human health sales, continue to lead Merck's income growth," said Raymond V. Gilmartin, chairman,

                                    - more -

           *COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, DE, USA.
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president and chief executive officer. "These products remain a powerful platform for growth, with four of our five key medicines directed at disease categories each having more than 20 million untreated patients in the U.S. alone."

FIVE DRIVERS OF GROWTH CONTINUE SUCCESSFUL PERFORMANCE

         ZOCOR, Merck's cholesterol-modifying medicine, had another strong quarter with worldwide sales reaching $1.7 billion for the period, representing a 28% increase over third-quarter 2000. Physicians continue to increase their prescriptions of ZOCOR in large part because of the medicine's demonstrated ability to act favorably on all three key lipid parameters - low-density lipoprotein (LDL), so-called "bad" cholesterol; high-density lipoprotein (HDL), so-called "good" cholesterol; and triglycerides. Following the withdrawal of a competitive medicine, ZOCOR gained market share in the United States and in Europe.

         VIOXX, a once-a-day medicine, is the only COX-2 selective agent approved in the United States for both osteoarthritis and acute pain. Available in more than 70 countries, VIOXX is Merck's second largest-selling medicine. In the third quarter, VIOXX continued new prescription leadership within the coxib market in the United States and in many European and Latin America countries. VIOXX became the first and only coxib approved for acute pain in a European Union country when it launched with that indication in the United Kingdom in September. In the third quarter, VIOXX achieved $795 million in sales, an increase of 29% over the same quarter last year.

         In a continuing worldwide dispute between Merck and Pharmacia over competing claims to the patent rights to the class of compounds that include rofecoxib, the active ingredient in VIOXX, the federal district court in Washington, D.C., recently dismissed a Pharmacia claim for damages for Merck's sale of VIOXX. Pharmacia may seek an appeal of this decision. Merck has also received favorable decisions regarding the patent status of VIOXX from courts in the U.K., Holland and Spain, while receiving no adverse decisions in any country. The company also noted that four federal lawsuits and a number of state lawsuits, involving individual claims as well as purported class actions, have been filed against the company with respect to VIOXX. Some of the lawsuits also name as defendants Pfizer and Pharmacia, which market a competing product, Celebrex. The lawsuits include allegations regarding gastrointestinal bleeding and cardiovascular events. The company believes that these lawsuits are completely without merit and will vigorously defend them.

                                    - more -
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         COZAAR and HYZAAR, Merck's high blood pressure medicines, together are the No. 2 antihypertensive medicines in the world and maintain their strong growth and leadership of the angiotensin II antagonists (AIIAs) class despite intense competition. Sales for the two products were $540 million for this quarter, an increase of 33% over third-quarter 2000. In September, results of RENAAL, an investigational study for COZAAR, were published in The New England Journal of Medicine. In this trial, COZAAR reduced the risk of worsening kidney disease, including the risk of end-stage renal disease (defined as where dialysis or transplantation is required) in patients with Type 2 diabetes and kidney disease. This is the first trial that has ever demonstrated the ability of a drug to significantly reduce the rate of dialysis or transplantation in this patient population.

         Global sales of FOSAMAX, the leading product worldwide for the treatment of postmenopausal osteoporosis, were $450 million this quarter, up 25% over third-quarter 2000. In August, Banyu Pharmaceutical Co., Ltd., Merck's majority-owned Japanese affiliate, launched FOSAMAX in Japan, the world's second-largest national prescription market, under the trade name FOSAMAC. FOSAMAX is being co-marketed in Japan by Merck licensee Teijin Limited under the trade name BONALON. FOSAMAX is the first new osteoporosis treatment approved in that country in six years.

         FOSAMAX Once Weekly, the first and only oral once-weekly treatment for osteoporosis, has received tremendous physician and patient acceptance since its first introduction in 2000. Launched in 29 markets worldwide, the once-weekly medicine has accelerated the growth of the FOSAMAX brand, extending Merck's leadership in several markets, including in the United States.

         SINGULAIR, Merck's once-a-day leukotriene antagonist, remains the No. 1 asthma controller in the United States where it commands more than 40% market share among pediatricians and a nearly 35% market share among allergists. In August, Banyu and Kyorin Pharmaceutical Co., Ltd., a Merck licensee, each began marketing SINGULAIR in Japan, under the trademarks SINGULAIR and KIPRES, respectively. Global sales for SINGULAIR this quarter were $350 million, an increase of 49% over third-quarter 2000.

MERCKMEDCO.COM CONTINUES GROWTH

         This quarter, Merckmedco.com processed approximately 1.9 million prescriptions, a 63% increase over third-quarter 2000, and became the world's first Internet pharmacy to reach $1 billion in cumulative sales. Merck-Medco has begun operations at its newest, largest and most advanced automated pharmacy, located in Willingboro, N.J.

                                    - more -
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MERCK CONTINUES ITS FOCUS ON CUTTING-EDGE SCIENCE

         Several of Merck's important research programs are progressing well. Merck submitted to the U.S. Food and Drug Administration a New Drug Application for ARCOXIA (etoricoxib), an investigational medicine for arthritis and pain. The company's substance P antagonist in major depressive disorder has entered Phase III trials. And Phase III trials continue for a number of investigational medicines: Merck's substance P antagonist for chemotherapy-induced nausea and vomiting; ezetimibe, the cholesterol-management agent that is being studied as monotherapy and in co-administration with statins by Merck's partnership with Schering-Plough; and SINGULAIR, which is being studied as monotherapy for allergic rhinitis.

         Earlier this month, Merck broke ground for its 11th major research site, which will be located on the campus of Emmanuel College in Boston, in one of the finest biomedical communities in the world. Slated to open in early 2004, Merck Research Laboratories-Boston, the company's first research facility in Boston, will be a state-of-the-art multi-disciplinary research building devoted to drug discovery.

MERCK REMAINS COMFORTABLE WITH 2001 EARNINGS PER SHARE ESTIMATES

         Merck reiterates its comfort with a range of 2001 earnings per share
(EPS) estimates of $3.12 to $3.18. In addition, the Company is updating its guidance for certain income statement items, specifically:

          - Worldwide sales of ZOCOR for full-year 2001 are forecast to range from $6.5 billion to $6.7 billion

          - Worldwide sales of VIOXX for full-year 2001 are forecast to range from $2.5 billion to $2.7 billion

          - Worldwide sales of SINGULAIR for full-year 2001 are forecast to range from $1.2 billion to $1.4 billion

          - Research and development expense for full-year 2001 is expected to be $2.5 billion

         The company remains comfortable with the estimates for the other income statement components referenced in its June 22, 2001, press release. A copy of the June 22, 2001, press release can be found at www.merck.com/newsroom/press_releases/financial_pressreleases.html or www.merck.com/finance/press/062201.html.

         Investors are invited to listen to a live webcast of Merck's third quarter earnings conference call today at 9 a.m., Eastern Time, by visiting Merck's corporate website at www.merck.com. The call will be available for replay on the Merck website until Thursday, Oct. 25, 2001.

                                    - more -
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         Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. Merck-Medco manages pharmacy benefits for employers, insurers and other plan sponsors, encouraging the appropriate use of medicines and providing disease management programs. Through these complementary capabilities, Merck works to improve quality of life and contain overall health-care costs.

         This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2000, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

         The following tables show the financial results for Merck & Co., Inc. and subsidiaries for the quarter and nine months ended September 30, 2001, compared with the corresponding periods of the prior year.

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
                                              (In Millions Except Earnings per Common Share)
                                                       Quarter Ended September 30
                                                       --------------------------
                                                                                         %
                                                2001                 2000              Change
                                                ----                 ----              ------
Sales                                        $ 11,919.6           $ 10,567.5              +13%

Costs, Expenses and Other

  Materials and production                      7,082.8              5,987.4               18*

  Marketing and Administrative                  1,525.3              1,452.1                5

  Research and development                        590.3                609.8               -3

  Equity income from affiliates                  (164.1)              (219.4)             -25

  Other (income) expense, net                     102.2                 96.0                6

Income Before Taxes                             2,783.1              2,641.6                5

Taxes on Income                                   834.9                805.7

Net Income                                      1,948.2              1,835.9                6

Basic Earnings per Common Share                   $0.85                $0.80                6

Earnings per Common Share                         $0.84                $0.78                8
  Assuming Dilution

Average Shares Outstanding                      2,282.9              2,299.4

Average Shares Outstanding                      2,312.4              2,342.9
  Assuming Dilution


* The increase in Materials and production costs for the three months ending September 30, 2001, is primarily driven by growth in the Merck-Medco business.

                                    - more -
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
                                                (In Millions Except Earnings per Common Share)
                                                         9 Months Ended September 30
                                                         ---------------------------
                                                                                                %
                                                2001                     2000                Change
                                                ----                     ----                ------
Sales                                        $ 35,157.8               $ 28,895.9               22%

Costs, Expenses and Other

  Materials and production                     21,334.1                 15,872.9               34*

  Marketing and Administrative                  4,669.0                  4,393.5                6

  Research and development                      1,740.0                  1,681.5                3

  Equity income from affiliates                  (557.8)                  (619.5)             -10

  Other (income) expense, net                     228.4                    254.5              -10

Income Before Taxes                             7,744.1                  7,313.0               **

Taxes on Income                                 2,323.2                  2,255.7

Net Income                                      5,420.9                  5,057.3                7

Basic Earnings per Common Share                   $2.36                    $2.19                8

Earnings per Common Share                         $2.33                    $2.15                8
  Assuming Dilution

Average Shares Outstanding                      2,292.7                  2,306.7

Average Shares Outstanding                      2,329.1                  2,351.6
  Assuming Dilution


* The increase in Materials and production costs for the nine months ending September 30, 2001, is primarily driven by growth in the Merck-Medco business.

** Normalized for one-time events, which occurred in the first quarter 2000, growth of "income before taxes" for nine months ended September 30, 2001, was 7%.

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